Filed Pursuant to Rule 433

Registration No. 333-169374

Pricing Term Sheet

September 15, 2010

Summary of Terms for Issuance

Issuer:	SVB Financial Group
Ranking:	Senior Notes
Ratings:*	A3 / BBB
Principal Amount:	$350,000,000
Pricing Date:	September 15, 2010
Settlement Date:	September 20, 2010
Maturity Date:	September 15, 2020
Interest Payment Dates:	September 15 and March 15 of each year, beginning March 15, 2011
Reference Benchmark:	2.625% due August 15, 2020
Benchmark Yield:	2.717%
Spread to Benchmark:	+275 bps
Reoffer Yield:	5.467%
Coupon:	5.375%
Price to Investors (%):	99.300%
Optional Redemption:	Make-whole call at any time at the greater of 100% of the principal amount of the notes being redeemed or discounted present value at the treasury rate plus 45 basis points
Minimum Denominations:	$2,000
Minimum Increments:	$1,000
CUSIP:	78486QAC5
ISIN:	US78486QAC50
Book-Running Managers:	Banc of America Securities LLC and J.P. Morgan Securities LLC
Co-Managers:	Barclays Capital Inc. and Keefe, Bruyette & Woods, Inc.

*	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) AND A PROSPECTUS SUPPLEMENT WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE PROSPECTUS SUPPLEMENT AND PROSPECTUS INCLUDED IN THE REGISTRATION STATEMENT MAY BE OBTAINED BY CALLING EITHER BANC OF AMERICA SECURITIES LLC TOLL-FREE AT 1-800-294-1322. OR J.P. MORGAN SECURITIES LLC COLLECT AT 1-212-834-4533.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.